Exhibit 99.1

TEN Holdings Reports Second Quarter 2026 Financial Results

LANGHORNE, Pa., August 10, 2026 TEN Holdings, Inc. (Nasdaq: XHLD), through its subsidiary, Ten Events, Inc. (“Ten Events” or the “Company”), an event technology company powering virtual, hybrid, and webinar experiences for enterprise customers, supported by production and managed services, today announced its financial results for the quarter ended June 30, 2026.

Management Commentary

“Second quarter revenue reflected the timing of customer activity rather than a change in underlying demand for our services,” said Virgilio Torres, Chairman, Chief Executive Officer and Chief Financial Officer of TEN Holdings. “A number of opportunities we expected to close during the quarter shifted into the third quarter of 2026, and we expect the related revenue to be recognized as those events are delivered.

“The completion of our $7.5 million offering on June 30, 2026 was an important milestone for the Company. It strengthened our balance sheet, with cash and cash equivalents increasing to $5.8 million at quarter end from $1.6 million at the start of the year and gives us the capital to execute the strategic priorities we outlined in July: strengthening working capital, expanding product development, building artificial intelligence capabilities, and pursuing key strategic acquisitions.

“We are advancing our platform roadmap, including new AI-driven analytics, automated captioning, and workflow capabilities, while continuing to build on our partnership with Webinar.net to expand our technology ecosystem. At the same time, we are pursuing a disciplined acquisition strategy targeting complementary, accretive businesses that can broaden our recurring revenue base.

“We remain committed to prudent capital allocation and financial discipline as we scale, and we believe the combination of an improving cost structure, a strengthened balance sheet, and a clear strategic roadmap positions TEN Holdings to build long-term value for our shareholders.”

Financial Results

The Company’s second quarter 2026 revenue decreased by $385,000, or 34.5%, to $731,000, compared to $1.1 million in the second quarter of 2025. The decrease was primarily driven by lower revenue from one of the Company’s largest customers, together with a number of opportunities that shifted into the third quarter of 2026.

●	Platform usage revenue decreased by $0.4 million, or 45.1%, to $469,000, primarily due to lower revenue from one of the Company’s largest customers.

●	Professional and managed services revenue was largely unchanged, increasing by $1,000, or 0.4%, to $262,000.

●	Cost of revenue decreased by $71,000, or 40.6%, to $104,000, consistent with the decrease in related revenue. Gross profit margin was 85.8%, compared to 84.3% in the prior-year period.

●	Selling, general and administrative expenses increased by $1.5 million, or 67.6%, to $3.6 million, primarily due to an increase in professional fees, consistent with the compliance, audit, and advisory costs the Company has incurred as a public company since its February 2025 initial public offering. Because these costs are largely fixed while the Company’s revenue remains relatively small, quarter-to-quarter changes in revenue can have an outsized effect on reported operating results.

●	Net loss was $3.0 million, or $(0.70) per share, compared to a net loss of $2.8 million, or $(1.95) per share, during the three months ended June 30, 2025. The year-over-year increase in net loss was primarily driven by higher SG&A expenses, partially offset by the absence of a $1.4 million non-operating settlement charge recorded in the second quarter of 2025.

●	Interest expense decreased by $52,000, or 65.0%, to $28,000, primarily due to a lower outstanding short-term loan balance.

●	Weighted average number of common shares outstanding was 4,279,641 for the three months ended June 30, 2026, compared to 1,428,399 for the three months ended June 30, 2025.

Selected Balance Sheet and Cash Flow Results

●	As of June 30, 2026, the Company had total cash of approximately $5.8 million, compared to $0.7 million at the same date in 2025 and $1.6 million at December 31, 2025. The increase was primarily driven by the completion of the Company’s $7.5 million offering, which closed on June 30, 2026.

●	Net cash used in operating activities was $2.7 million for the six months ended June 30, 2026, compared to $7.6 million during the same period of 2025. The decrease was primarily due to a lower net loss and a decrease in advances to a related party, partially offset by lower non-cash adjustments for stock-based compensation and loss on extinguishment of debt.

●	Net cash used in investing activities was zero for the six months ended June 30, 2026, compared to $0.5 million during the same period of 2025, due to the absence of capitalized software purchases.

●	Net cash provided by financing activities was $7.0 million for the six months ended June 30, 2026, compared to $8.8 million during the same period of 2025. The decrease was primarily driven by lower proceeds from the issuance of shares and related-party short-term loans during the current period, partially offset by lower repayments of related-party short-term loans.

Recent Corporate Highlights

●	On June 30, 2026, the Company closed an offering of 7,500,000 shares of common stock at a price of $1.00 per share, for gross proceeds of approximately $7.5 million, before deducting placement agent fees and offering expenses.

Company Outlook

Mr. Torres added that TEN Holdings plans to:

●	Strengthen working capital by deploying net proceeds from the Company’s recently completed offering to enhance liquidity, improve financial flexibility, and position the Company to capitalize on future growth opportunities.

●	Expand product development by accelerating the Company’s technology platform through enhanced functionality, automation, analytics, and workflow capabilities designed to improve customer engagement and scalability.

●	Build artificial intelligence capabilities by investing in AI-powered technologies, including AI-driven analytics, automated captioning, and intent data, to enhance content creation, audience insights, and operational efficiency across the platform.

●	Pursue key strategic acquisitions that expand the Company’s technology capabilities, recurring revenue base, customer relationships, and overall market presence, as part of a disciplined consolidation strategy targeted for completion by December 2026.

●	Continue to maximize its partnership with Webinar.net to penetrate new market opportunities and strengthen its technology ecosystem.

●	Recognize revenue from the opportunities that shifted from the second quarter into the third quarter of fiscal year 2026.

About TEN Holdings, Inc.

The Company, through its subsidiary, Ten Events, Inc., is a technology company headquartered in Pennsylvania that provides a virtual and hybrid event and webinar platform, supported by production and managed services for enterprise customers. The Company’s event technology platform enables organizations to plan, produce, and broadcast virtual and hybrid events, including webinars, town halls, investor communications, and continuing education programs, while its production and managed services support customers throughout the event lifecycle. To learn more, visit www.tenholdingsinc.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, the uncertainties related to market conditions and other factors discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) and other filings with the SEC. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Any forward-looking statements contained in this press release speak only as of the date hereof, and TEN Holdings, Inc. specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

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